Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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January 11, 2013	LONDON
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Liberty Media Corporation	VIENNA

12300 Liberty Boulevard

Englewood, Colorado 80112

Ladies and Gentlemen:

We have acted as tax counsel to Liberty Media Corporation (“Liberty Media”) with respect to the internal restructuring of certain assets (the “Contributed Assets”) owned by Liberty Media and its direct and indirect subsidiaries, the contribution of the Contributed Assets (the “Contribution”) by Liberty Media to Liberty Spinco, Inc. (“Spinco”), the statutory merger pursuant to which Liberty Media will change its name to Starz (the “Liberty Media Reorganization”), the recapitalization pursuant to which Spinco’s outstanding common stock will be recapitalized into Series A common stock (“Spinco Series A Common Stock”) and Series B common stock (“Spinco Series B Common Stock” and together with the Spinco Series A Common Stock, the “Spinco Common Stock”) and Spinco will change its name to Liberty Media Corporation (collectively, the “Spinco Recapitalization”), and the distribution by Liberty Media of (i) Spinco Series A Common Stock to the holders of Series A Liberty Capital common stock (“Liberty Media Series A Capital Common Stock”) and (ii) Spinco Series B Common Stock to the holders of Series B Liberty Capital common stock (“Liberty Media Series B Capital Common Stock” and together with the Liberty Media Series A Capital Common Stock, the “Liberty Media Common Stock”) (the “Spin-Off”).  You have requested our opinion (the “Tax Opinion”) regarding the material United States federal income tax consequences of the Contribution and the Spin-Off.

In accordance with Treasury Department Circular 230 and pursuant to your request, you and we have agreed that this Tax Opinion addresses, considers and provides conclusions with respect to only the United States federal income tax matters discussed herein.  Additional issues that are not discussed in this Tax Opinion could affect the United States federal income tax treatment of the Contribution and the Spin-Off or the matter that is the subject of this Tax Opinion.  This Tax Opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on it with respect to any United States federal income tax issue not expressly discussed in this Tax Opinion.

In rendering our Tax Opinion, we have examined, and relied upon the accuracy and completeness of all the facts, information, covenants and representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request for rulings submitted to the Internal Revenue Service (the “Service”) with respect to the Spin-Off and certain related transactions, including the exhibits attached thereto (the “Ruling Request”), as modified by all supplemental filings and the Ruling (as defined below); (ii) the checklist submitted with the Ruling Request pursuant to Rev. Proc. 96-30, 1996-1 C.B. 696; (iii) the private letter ruling issued by the Service to Liberty Media with respect to the Spin-Off and certain related transactions (the “Ruling”); (iv) the letter by Liberty Media’s investment advisor to Liberty Media (the “Banker Letter”), dated October 22, 2012 and as reconfirmed in a letter dated January 9, 2013; (v) the Registration Statement on Form 10 of Spinco, as filed with the Securities and Exchange Commission (the “SEC”), dated October 18, 2012, and the exhibits attached thereto (the “Registration Statement”); (vi) all submissions to the SEC related to clause (v); (vii) all agreements listed on Schedule A attached hereto, including the Reorganization Agreement by and between Liberty Media Corporation and Liberty Spinco, Inc., dated as of January 10, 2013, and the exhibits attached thereto; and (viii) such other documents and records as we have deemed necessary or appropriate as a basis for the Tax Opinion set forth below.

In addition, as to certain facts material to our Tax Opinion, we have relied upon (i) certain statements and representations made on behalf of Liberty Media and Spinco, by officers and other representatives of each such entity, as set forth in the officers’ certificates of Liberty Media and Spinco, respectively (and all accompanying exhibits), signed by an officer of Liberty Media and Spinco, respectively, dated the date hereof (each such certificate, an “Officer’s Certificate,” and collectively, the “Officers’ Certificates”), and (ii) certain statements and representations made by Mr. John C. Malone (“Mr. Malone”), dated the date hereof (the “Malone Representation Letter”).  We have assumed such statements and representations are true, correct and complete as of the date hereof and will continue to be true, correct and complete without regard to any qualification as to knowledge, belief or otherwise.  Our Tax Opinion is conditioned upon, among other things, the effectiveness and validity of the Ruling and the initial and continuing accuracy and completeness of all the facts, information, representations and warranties made in the Officers’ Certificates and Malone Representation Letter.  Any change or inaccuracy in or to such facts, information, representations or warranties (including on account of events occurring subsequent to the effective time of the Spin-Off) could affect one or more of the conclusions as stated herein.

We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents.  In rendering our Tax Opinion, we have relied upon applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, published positions of the Service and such other authorities as we have considered relevant, in each case, as in effect on the date hereof.  It should be noted that the Code, the Treasury Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  The analysis of the consequences of the transactions considered involves a close evaluation of the applicable legal standards in light of the facts and circumstances related to the Spin-Off and any related transactions.  No assurances can be given that the Service will not assert a position contrary to one or more of the conclusions set forth in our Tax Opinion or that a court will not agree with the Service’s position.  A change in any of the authorities upon which our Tax Opinion is based or the occurrence of events subsequent to the effective time of the Spin-Off could affect one or more of our conclusions as stated herein.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

1.                                      The Contribution and the Spin-Off will qualify under Sections 355 and 368(a)(1)(D).

2.                                      No gain or loss will be recognized by Liberty Media upon the distribution of Spinco Common Stock (Sections 355(c)(1) and 361(c)).

3.                                      No gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Media Common Stock upon receipt of the Spinco Common Stock in the Spin-Off (Section 355(a)(1)).

* * * * *

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Contribution and the Spin-Off.  This opinion has been prepared for you in connection with the Contribution and the Spin-Off and the Registration Statement.  We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Consequences of the Spin-Off” in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

1.              Reorganization Agreement, by and between Liberty Media Corporation and Liberty Spinco, Inc., dated as of January 10, 2013, and the exhibits attached thereto.

2.              Tax Sharing Agreement, by and between Liberty Media Corporation and Starz, dated as of January 11, 2013, and the exhibits attached thereto.

3.              Services Agreement, by and between Liberty Media Corporation and Starz, dated as of January 11, 2013.

4.              Facilities Agreement, by and between Starz and Liberty Property Holdings, Inc., dated as of January 11, 2013.

5.              Lease Agreement, by and among Starz, LLC, Liberty Property Holdings, Inc. and, for the limited purposes set forth therein, Starz Entertainment, LLC, dated as of January 11, 2013.